Amendment to 18F-3 Multiple Class Plan

Supplement to Section 4:

Class Y shares are offered by Calvert Emerging Markets Equity Fund.

Addendum to Exhibit II:

Calvert World Values Fund, Inc.

    Calvert Emerging Markets Equity Fund

Class A

Maximum	Maximum
Front-End	12b-1 Fee
Sales Charge
4.75%	0.50%

Class C

Contingent

Maximum

Deferred	12b-1 Fee
Sales Charge
1.00%	1.00%

(if redeemed within one

year of purchase)

Effective Date: September 28, 2012